Exhibit 99.1

Sonic Automotive Continues EchoPark Expansion With
Grand Opening of Second Location In Houston, Texas
11th EchoPark Dealership Nationwide and Fifth in Texas Market

Houston, Texas - September 8, 2020 - Sonic Automotive, Inc. (“Sonic” or the “Company”) (NYSE:SAH), a Fortune 500 Company and one of the nation’s largest automotive retailers, today announced the opening of its second EchoPark store in the Houston market, continuing to execute on its strategy to build a nationwide distribution network.

The store will be EchoPark’s 11th retail hub location nationwide and further demonstrates Sonic Automotive’s commitment to accelerating the expansion of EchoPark to sell over half a million vehicles annually by 2025 through a 140-plus point nationwide distribution network. The Company has previously announced plans to add 25 EchoPark locations per year from 2021 to 2025.

Strategically located at 10050 Southwest Freeway, serving Houston’s southwest region and beyond, the new store will complement EchoPark’s existing location at 8477 North Freeway, providing guests with multiple, conveniently located EchoPark stores across the metropolitan area. The two Houston locations combined will feature over 1,000 1-4 year old pre-owned vehicles on-site, priced 20-40 percent below new car pricing. Customers can also shop EchoPark’s nationwide inventory of over 5,000 pre-owned vehicles at EchoPark.com at the same low price as in-store, enabling EchoPark’s guests to choose their preferred buying approach, whether online or on-site.
“The opening of this new Houston location is a critical part of our overall EchoPark expansion strategy,” said David Smith, Sonic’s and EchoPark’s Chief Executive Officer. “This store will not only serve the local community, but it will also enhance our growing nationwide distribution network. This store opening reflects EchoPark’s continued rapid growth and is another step toward achieving our goal of $14 billion in annual EchoPark revenues by 2025.”

“As we strategically expand our EchoPark footprint, opening a second location in my hometown of Houston is particularly exciting,” said Jeff Dyke, President of Sonic Automotive and EchoPark Automotive. “By repurposing an existing Sonic facility we already owned on Southwest Freeway and leveraging our existing EchoPark store in north Houston, we have quickly increased our Houston brand presence and market share with minimal capital expenditures. Further, we are very proud to add 41 full-time positions with this expansion, bringing EchoPark’s total count in the city to over 120 jobs. We look forward to continuing to be a part of the Houston community as we grow the EchoPark brand presence.”
Since the launch of EchoPark in 2014, the brand has been one of the biggest success stories in automotive retail. Consumers from across the United States seek out the EchoPark brand to take advantage of the great inventory selection, pricing, and guest experience that EchoPark has to offer. In the coming months, the Company plans to open new EchoPark locations in Nashville, Tennessee, Plano, Texas, Phoenix, Arizona, Columbia, South Carolina, and Austin, Texas, further expanding EchoPark’s reach into new markets.
Mr. Smith concluded, “As customer demand continues to increase, each new market we enter will allow EchoPark to grow its overall market share by offering guests best-in-class price,

quality, and convenience in their pre-owned vehicle purchase, which are the cornerstones of the EchoPark brand.”

The new dealership is located at 10050 Southwest Freeway, Houston, TX 77074, and can be reached by phone at 713-345-9707 or online at www.echopark.com.
About EchoPark Automotive
EchoPark Automotive specializes in pre-owned vehicle sales and provides a unique guest experience unlike traditional used car stores. More information about EchoPark Automotive can be found at www.echopark.com.

About Sonic Automotive
Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, North Carolina, is one of the nation’s largest automotive retailers. Sonic can be reached on the web at www.sonicautomotive.com.
Forward-Looking Statements
Included herein are forward-looking statements. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risks and uncertainties that could cause actual results or trends to differ materially from management’s views, including, without limitation, anticipated future growth in our EchoPark Segment, anticipated future EchoPark unit sales volume, expected future capital expenditures, the success of our operational strategies, the rate and timing of overall economic expansion or contraction, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and other reports and information filed with the Securities and Exchange Commission (the “SEC”). The Company does not undertake any obligation to update forward-looking information, except as required under federal securities laws and the rules and regulations of the SEC.
For Further Information, Please Contact:
Danielle DeVoren / Anthony Feldman
212-896-1272 / 347-487-6194
ddevoren@kcsa.com/afeldman@kcsa.com